ARTICLES OF MERGER

                                     Merging

                           CENTURY SILVER MINES, INC.,
                             (an Idaho corporation)

                                  with and into

                              SENSE HOLDINGS, INC.,
                             (a Florida corporation)

         Pursuant to the provisions of Section 30-1-1105 of the Idaho Business Corporation Act (the "IBCA"), the undersigned corporations adopt the following Articles of Merger for the purpose of effecting a merger in accordance with the provisions of Section 30-1-1101 of the IBCA.

                                    ARTICLE I

         An executed copy of an Agreement and Plan of Merger (the "Plan of Merger") dated July 20, 1999 by and among Century Silver Mines, Inc., an Idaho corporation (the "Merging Corporation"), and Sense Holdings, Inc., a Florida corporation (the "Surviving Corporation") that provides for the merger of the Merging Corporation with and into the Surviving Corporation is attached hereto, and is on file at the principal place of business of the Surviving Corporation at 10871 N.W. 52nd Street, Sunrise, FL 33351 and will be furnished, on request and without cost, to any shareholder of any domestic corporation that is a party to the merger.

                                   ARTICLE II

         As to the Merging Corporation, the approval of whose shareholders is required, the number of shares outstanding and entitled to vote on the Plan of Merger is as follows: 6,061,976 shares of common stock, par value $.10 per share. As to the Surviving Corporation, the approval of its shareholders is not required inasmuch as no shares of the Surviving Corporation are issued or outstanding.

                                   ARTICLE III

         The Surviving Corporation will be responsible for the payment of all fees and franchise taxes of the Merging Corporation and will be obligated to pay such fees and franchise taxes if the same are not timely paid.

                                   ARTICLE IV

         As to the Merging Corporation, the approval of whose board of directors and shareholders is required, all members of the Board of Directors have signed a consent in

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writing, pursuant to the IBCA, adopting the Plan of Merger, and the holders of a majority of the shares of common stock outstanding and entitled to vote thereon, by a special meeting, have approved and voted for adoption of the Plan of Merger.

         As to the Surviving Corporation, the approval of whose board of directors is required, all members of the Board of Directors have signed a consent in writing, pursuant to the Florida Business Corporation Act, adopting the Plan of Merger.

                                    ARTICLE V

         The Plan of Merger and the performance of its terms was duly authorized by all action required by the laws of the State of Idaho, the state under which the Merging Corporation is organized, and by its constituent documents. The Plan of Merger and the performance of its terms was duly authorized by all action required by the laws of the State of Florida, the state under which the Surviving Corporation is organized, and by its constituent documents.

         Executed on August 20, 1999.

                                        CENTURY SILVER MINES, INC.,
                                        an Idaho corporation


                                        By:/s/ Dore Scott Perler
                                        ------------------------
                                             Dore Scott Perler, President


                                        SENSE HOLDINGS, INC., a
                                        Florida corporation


                                        By:/s/ Dore Scott Perler
                                        ------------------------
                                             Dore Scott Perler, President





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